Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

HENGGUANG HOLDING CO., LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Offering Price	Aggregate Offering(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, par value $0.001 per share	457	(o)	6,250,000	$4.00	$25,000,000	0.0001531	$3,827.50
Fees to Be Paid	Equity	Overallotment Option Shares of Common Shares(2)	457	(o)	937,500	$4.00	$3,750,000	0.0001531	$574.13
Fees to Be Paid	Equity	Representative Warrants(3)	457	(g)	—	—	—	—	—	(3)
Fees to Be Paid	Equity	Common Shares underlying Representative Warrants(4)	457	(g)	359,375	$5.00	$1,796,875	0.0001531	$275.10
		Total Offering Amounts					$30,546,875	0.0001531	$4,676.73
		Total Fees Previously Paid							2,265.36
		Total Fee Offsets							—
		Net Fee Due							$2,411.37

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Represents 15% of additional common shares related to the exercise in full of the over-allotment option by the underwriters.

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	Represents shares of common shares underlying the warrants issuable to the representative of the underwriters to purchase up to an aggregate of 5.0% of the common shares sold in the offering at an exercise price equal to 120% of the initial public offering price per security.